UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2015

CONNECTURE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36778	58-2488736
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

18500 West Corporate Drive, Suite 250

Brookfield, WI 53045

(Address of principal executive offices, including zip code)

(262) 432-8282

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 12, 2015, the Board of Directors (the “Board”) of Connecture, Inc. (the “Company”), appointed Jeffery Surges as President of the Company and approved a transition plan pursuant to which Mr. Surges will replace Robert Douglas Schneider as the Company’s Chief Executive Officer effective as of November 17, 2015. In connection with his appointment, the Board also appointed Mr. Surges as a member of the Board effective as of November 12, 2015.

Prior to joining the Company, Mr. Surges, age 48, served as President of Healthgrades Operating Company, Inc., an online resource for comprehensive information about physicians and hospitals, from June 2014 through April 2015. Previously, Mr. Surges served as the Chief Executive Officer of Merge Healthcare Inc., a medical imaging company acquired by IBM in 2015, from November 2010 through August 2013, and as President of Sales for Allscripts Healthcare Solutions, Inc., a provider of healthcare information technology solutions, from January 2008 through November 2010. Mr. Surges also served as chief executive officer of Extended Care Information Network, Inc. from 1999 through its acquisition by Allscripts Healthcare Solutions in December 2007. Mr. Surges currently serves as the chairman of the board of directors of Strategic Health Strategies and previously served on the board of directors of Merge Healthcare from May 2010 through August 2013. Mr. Surges holds a B.A. from Eastern Illinois University.

Mr. Surges’s annual base salary will be $450,000 and beginning in fiscal 2016, he will have an annual target bonus of 50% of his annual base salary. In connection with his appointment, the Company granted Mr. Surges stock options to purchase 100,000 shares of the Company’s common stock and restricted stock units representing 225,000 shares of the Company’s common stock. On or about January 1, 2016, Mr. Surges will be granted additional restricted stock units representing 355,000 shares of the Company’s common stock.

Mr. Surges will serve as a Class I director, which class will stand for reelection at the Company’s 2018 annual meeting of shareholders, and is not expected to be appointed to any committees of the Board at this time. Mr. Surges was not selected as a director pursuant to any arrangement or understanding between him and any other person. In addition, there are no family relationships between Mr. Surges and any director or executive officer of the Company, and Mr. Surges has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

In connection with the appointment of Mr. Surges as Chief Executive Officer as of November 17, 2015, Mr. Schneider will assume the role of President and Chief Product Officer. Mr. Schneider will continue to serve on the Board. In connection with his new position, Mr. Schneider has agreed to reduce his annual target bonus to 50% of his annual base salary. Mr. Schneider will also be granted restricted stock units representing 25,000 shares of the Company’s common stock on or about January 1, 2016.

The foregoing descriptions of the employment arrangements with Mr. Surges and Mr. Schneider are qualified in their entirety by the respective terms of the employment agreements entered into with Mr. Surges and Mr. Schneider, which are filed as Exhibits 10.1 and 10.2, respectively, to this current report on Form 8-K. A press release announcing the appointment of Mr. Surges is also attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement, effective as of November 12, 2015, by and among the Registrant and Jeffery Surges

10.2	Letter Agreement, dated November 12, 2015, by and among the Registrant and Robert Douglas Schneider

99.1	Press Release dated November 12, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONNECTURE, INC.

Date: November 12, 2015	/s/ James P. Purko
James P. Purko Chief Financial Officer and Secretary